Exhibit 99.1
Bancorp of New Jersey, Inc. Announces Record First Quarter Earnings
May 5, 2010
Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), the holding company of Bank of New Jersey, reported its strongest first quarter net income since opening in May, 2006. Net income for the first quarter of 2010 reached $514 thousand compared to $116 thousand for the first quarter of 2009, representing an increase of $398 thousand, or approximately 343.1%. Earnings per diluted share reached $0.10 in the first quarter of 2010 compared to $0.02 per diluted share for the same period in 2009. The net income generated during the quarter continues the company’s trend of profitability.
During the first quarter of 2010, net interest income increased by 60.6%, or approximately $1.1 million, to $3.0 million from $1.9 million for the first quarter of 2009. Offsetting the increased net interest income were an increase in non-interest expense of approximately $268 thousand, or 16.8% and an increase in the provision for loan losses of approximately $209 thousand. The increase in non-interest expense primarily reflected increases in operating costs as well as increased FDIC insurance expense. The increase in the provision for loan losses is the result of a larger loan portfolio and increases to the allowance for loan losses, consistent with the company’s methodology, to ensure it is maintained at an adequate level.
Bancorp of New Jersey’s total assets grew to $329.9 million at March 31, 2010 compared to $319.6 million at December 31, 2009. The company also experienced strong growth in its loans, deposits, and equity over the same time period. Total loans reached $275.6 million at March 31, 2010 compared to $263.9 million at December 31, 2009, an increase of approximately $11.7 million, or approximately 4.4%. Total deposits increased to $278.5 million at March 31, 2010 from $267.1 million at December 31, 2009, an increase of approximately $11.4 million, or approximately 4.3%. Stockholders’ equity grew to $50.1 million at March 31, 2010 from $49.5 million at December 31, 2009.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ. A seventh location in Englewood, NJ, has received regulatory approvals and is expected to open during 2010.
For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.
If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include the current economic crisis affecting the financial industry; volatility in interest rates and the shape of the yield curve; increased credit risks and risks associated with the real estate market; operating, legal, and regulatory risk; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve Board; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended
	March 31,
INCOME STATEMENT	2010	2009
Net Interest Income	$3,001	$1,869
Provision for loan losses	270	61
Noninterest Expense, net	1,866	1,598

Pretax Income	865	210
Tax Expense	351	94

Net Income	$514	$116

Basic Earnings per Share	$0.10	$0.02
Diluted Earnings per Share	$0.10	$0.02

Weighted Average Shares — Basic	5,207	5,066
Weighted Average Shares — Diluted	5,236	5,066

SELECTED BALANCE SHEET DATA AT END OF PERIOD	3/31/2010	12/31/2009
Total Loans	$275,631	$263,944
Allowance for Loan Losses	3,062	2,792
Investment Securities	23,463	25,826
Total Assets	329,909	319,608
Total Deposits	278,512	267,143
Stockholders’ Equity	50,080	49,535